Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

    The following are the subsidiaries of SunRidge International, Inc. as of June 30, 2010:

Percent of
Name	Ownership

Ophthalmic International, Inc., a Nevada corporation	100%